SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 7, 2016

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors;   Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On  September 2, 2016,  as part of a  management reorganization,  Ministry Partners Investment Company, LLC (the “Company”), announced the elimination of its Senior Vice President and Chief Financial Officer position effective as of August 31, 2016.  On September 7, 2016, in connection with the departure of the Company’s former Senior Vice President and Chief Financial Officer, the Company and Susan B. Reilly entered into a Separation and Release Agreement (the “Separation Agreement”). Under the terms of the Separation Agreement, the

Company has agreed to pay Ms.  Reilly  a total gross amount of $77,531.93 which is equal to six months of Ms. Reilly’s annual base salary of $155,063.85,  payable in four equal installments of $12,921.99, less applicable withholdings on September 15, 2016, October 15, 2016, November 15, 2016, and December 15, 2016 with a final cash installment of $25,843.97, to be paid on or before December 31, 2016.

In exchange for the consideration provided by the Separation Agreement, Ms. Reilly has agreed to, among other things, (i) fully release the Company, its wholly-owned subsidiaries, its equity owners, managers, officers, employees and other named releasees from all claims arising from her employment with, separation or termination of employment and any act, omission or transaction of the Company or the named releasees occurring on or before the date the Separation Agreement was entered into and; (ii) further agreed not to disparage or defame the Company or any of its respective subsidiaries, directors, officers, employees or agents.

The Company also announced the appointment of Daniel A. Flude to Vice President of Finance, effective as of August 31, 2016. As the Company’s Principal Accounting Officer, Mr. Flude, a Certified Public Accountant, will oversee the Company’s finance team.  Mr. Flude will receive an annual base salary of $127,500.

Item 9.01Financial Statements and Exhibits.

The following exhibits are attached herewith:

10.19Separation and Release Agreement dated September 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  September 13, 2016MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ Joseph W. Turner, Jr

Joseph W. Turner, Jr.

Chief Executive Officer and President